Exhibit 5.1

                             MAPLES and CALDER
                            Cayman Europe Asia




ACE Limited
ACE Global Headquarters
17 Woodbourne Avenue
Hamilton HM 08
Bermuda



Effective Date:
4 March, 2003

Dear Sirs,

Re: ACE Limited (the "Company") - Form S-8 Registration Statement

We have been asked to render this opinion in our capacity as counsel as to Cayman Islands law to the Company in connection with the registration pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as Amended (the "Act") of 3,000,000 of the Company's authorised but unissued Ordinary Shares, par value US$0.041666667 per share, to be issued pursuant to the 1995 Long-Term Incentive Plan (the "Plan") approved by Resolutions of the Board on 28 July, 1995.

We have reviewed the Company's Memorandum and Articles of Association (as amended). We have relied in giving this opinion on certifications from the Company's Officers.

We assume that all subscription monies due in respect of shares issued by the Company have been or will be duly received by the Company. We further assume that all Ordinary Shares to be newly issued in accordance with the Plan (the "Ordinary Shares") have been reserved for issuance and that there are no intervening changes in the Plan, the Company's Memorandum and Articles of Association, the laws of the Cayman Islands or any other relevant matter.

On the basis of the foregoing, we would advise as follows:-

1. The Company's authorised capital includes 500,000,000 Ordinary Shares of US$0.041666667 each and 20,000,000 "Other Shares" of US$1.00 each.

2. The Company has sufficient authorised share capital to issue the Ordinary Shares and the issue thereof is within the power of the Company's Board of Directors. The Ordinary Shares to be issued in accordance with the Plan have been duly authorised and when issued and registered in the Company's Share Register in accordance with the provisions of the Plan will be legally and validly issued.









              PO Box 309GT, Ugland House, South Church Street,
                 George Town, Grand Cayman, Cayman Islands
            Telephone: (345) 949 8066 Facsimile: (345) 949 8080
                      Email: info@maplesandcalder.com
                          www.maplesandcalder.com

3. On the basis that the contractual subscription price (being not less than the par value) of the Ordinary Shares is fully paid in cash or other consideration approved by the Board of Directors or a duly established Committee thereof, such Ordinary Shares issued or to be issued may properly be credited as fully paid under Cayman Islands law.

4. Fully paid shares are not subject to further calls or assessments by the Company.

5. The Company has been incorporated as an exempted company under the Companies Law of the Cayman Islands and the liability of its shareholders is limited to the amount, if any, unpaid on their shares (see Clause 5 of the Memorandum of Association). On the basis that all such shares are fully paid, there is no rule of Cayman Islands law that would impose any further liability on person holding shares in the Company, merely by reason of such shareholding.

Except as specifically stated herein, we make no comment with regard to any representations which may be made by the Company in any of the documents referred to above or otherwise.

This opinion is addressed solely to you. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document without our express consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Yours faithfully,



                                                  Maples and Calder











              PO Box 309GT, Ugland House, South Church Street,
                 George Town, Grand Cayman, Cayman Islands
            Telephone: (345) 949 8066 Facsimile: (345) 949 8080
                      Email: info@maplesandcalder.com
                          www.maplesandcalder.com